Exhibit 7.13

MAXEON SOLAR TECHNOLOGIES, LTD.

CONVERTIBLE NOTES PURCHASE AGREEMENT

May 30, 2024

MAXEON SOLAR TECHNOLOGIES, LTD.

CONVERTIBLE NOTES PURCHASE AGREEMENT

THIS CONVERTIBLE NOTES PURCHASE AGREEMENT (the “Agreement”) is made as of May 30, 2024, by and between Maxeon Solar Technologies, Ltd., a company incorporated in Singapore with company registration number 201934268H (the “Company”), and Zhonghuan Singapore Investment and Development Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore with company registration number 201939428H (the “Investor”).

WHEREAS, the Investor is a shareholder of the Company and is a party to that certain Shareholders Agreement, dated as of August 26, 2020, by and among the Investor, the Company, TotalEnergies Solar INTL SAS and TotalEnergies Gaz Electricité Holdings France SAS (as amended or supplemented from time to time, the “Shareholders Agreement”);

WHEREAS, the Investor is the holder of $207,000,000 principal amount (representing the entire principal amount outstanding immediately prior to the date hereof) of the Company’s 7.50% Convertible First Lien Senior Secured Notes due 2027 (such notes, as may be amended and/or supplemented from time to time (the “Existing First Lien Notes”), issued pursuant to the indenture dated as of August 17, 2022, as amended and/or supplemented from time to time prior to the date hereof (the “Existing First Lien Indenture”), among the Company, the Guarantors (as defined below) and Deutsche Bank Trust Company Americas, as indenture trustee (the “Trustee”), and DB Trustees (Hong Kong) Limited, as the collateral trustee (“Collateral Trustee”);

WHEREAS, the Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor, an additional amount of the Company’s Existing First Lien Notes (such notes, the “Additional Existing First Lien Notes” and, together with the Existing First Lien Notes, the “First Lien Notes”), to be issued in accordance with the terms and conditions of a supplemental indenture No. 6 (the “Supplemental Indenture”), to be dated as of the date of the Closing (as defined below), to the Existing First Lien Indenture (the Existing First Lien Indenture, as amended or supplemented by the Supplemental Indenture, being referred to as the “Amended First Lien Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Trustee;

WHEREAS, as with the Existing First Lien Notes, the payment of principal of, premium, if any, and interest on the Additional Existing First Lien Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally by the entities listed on the signature pages hereof as “Guarantors” (collectively, the “Guarantors”);

WHEREAS, the Company and Maxeon Solar Pte. Ltd. (“MSPL”) will enter into, on the date of the Closing, the security agreements referred to as “Additional Security Documents” in the Supplemental Indenture and in the Amended First Lien Indenture (together with any ancillary documentation required in order to give effect to the foregoing security documentation, the “Additional Security Documents”) with respect to the collateral (the “Additional Collateral”) described in the Additional Security Documents; and

WHEREAS, the Company and the Investor desire to set forth certain agreements herein.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Purchase and Sale of Additional Existing First Lien Notes.

1.1 Sale and Issuance of Additional Existing First Lien Notes. Upon the terms and subject to the conditions of this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to sell and issue to the Investor, at the Closing as described in Section 1.2 below, an aggregate of US$25,000,000 in principal amount of Additional Existing First Lien Notes, at a purchase price of $25,000,000, representing 100% of the principal amount of the Additional Existing First Lien Notes (the “Purchase Price”), with an initial conversion price, as of any Conversion Date (as defined in the Amended First Lien Indenture) or other date of determination, of $23.132 per ordinary share, no par value (the “ordinary shares”) of the Company, subject to adjustment as provided in the Amended First Lien Indenture.

1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Exhibit B hereto, the Company may, in its sole discretion, provide written notice (which may be done via email) to the Investor (the “Closing Notice”) that the purchase and sale of the Additional Existing First Lien Notes is to occur on the date specified in the Closing Notice (such date, the “Closing”), which date shall be at least one business day after the date of the Closing Notice. The Closing shall take place remotely via the exchanges of documents and signatures. At the Closing, the Investor shall make payment of the Purchase Price by wire transfer in immediately available funds to the account of the Company set forth on Exhibit A hereto against delivery to the Investor from the Trustee of a physical note in definitive form evidencing the Additional Existing First Lien Notes, registered in the name of the Investor, or in such nominee name(s) as designated by the Investor. Notwithstanding anything herein to the contrary, the Company shall not be required to deliver a Closing Notice to the Investor and the parties’ obligations with respect to the issuance and purchase of Additional Existing First Lien Notes under this Agreement are contingent upon the delivery of the Closing Notice and the satisfaction or waiver by the applicable party, in its sole discretion, of the other conditions set forth herein.

2. Representations and Warranties of the Company and the Guarantors. Each of the Company and the Guarantors, jointly and severally, hereby represents and warrants to the Investor that as of the date hereof and as of the date of the Closing:

2.1 Organization, Good Standing and Qualification. Each of the Company and the Guarantors has been (i) duly organized and is validly existing and (if applicable) in good standing under the laws of its jurisdiction, with power and authority (corporate and other) to own its properties and conduct its business as described in the documents filed or furnished by the Company (the “Public Filings”) with the Securities and Exchange Commission (the “Commission”) prior to the date of this Agreement, and (ii) duly qualified as a foreign corporation for the transaction of business and is in good standing (or the applicable equivalent thereof, if applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of this clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (A) the business, properties, financial condition, assets, liabilities, prospects or results of operations of the Company and the Guarantors, taken as a whole or (B) the ability of the Company to comply with this Agreement (a “Material Adverse Effect”).

2.2 Corporate Power; Authorization of this Agreement. Each of the Company and the Guarantors has all requisite corporate power and authority, and has taken all requisite corporate action necessary, to execute and deliver this Agreement, to sell and issue the Additional Existing First Lien Notes and to perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by each of the Company and the Guarantors and constitutes a valid and legally binding agreement of each of the Company and the Guarantors, enforceable against each of the Company and each the Guarantors in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Authorization of Indenture and Supplemental Indenture. The Existing First Lien Indenture and the Supplemental Indenture have been duly authorized by the Company and each Guarantor and, when the Supplemental Indenture is duly executed and delivered at the Closing by the Company, each Guarantor, the Trustee and the Collateral Trustee, the Amended First Lien Indenture will constitute a valid and legally binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 Authorization of the Notes. The Additional Existing First Lien Notes have been duly authorized for issuance and sale by the Company, and, at the Closing, will have been duly executed by the Company and, when issued and delivered in the manner provided for in the Amended First Lien Indenture and delivered against payment of the Purchase Price as provided in this Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5 Authorization of the Underlying Ordinary Shares. Assuming, for these purposes, that (i) all the First Lien Notes (including the Additional Existing First Lien Notes) are converted by the Investor into ordinary shares, no par value (the “ordinary shares”), of the Company in accordance with the Amended First Lien Indenture and (ii) such conversion is settled solely by the delivery of ordinary shares at the Maximum Conversion Rate (as defined below), when such ordinary shares are issued and delivered upon conversion of such First Lien Notes in accordance with the Amended First Lien Indenture, such ordinary shares will be validly issued, fully paid and non-assessable and will be free of any liens, encumbrances, or restrictions on transfer other than liens, encumbrances, or restrictions on transfer under the Shareholders Agreement, under the constitutional documents of the Company, under applicable state and federal securities laws or as contemplated hereby. For the purpose of this provision, the term “non-assessable” (a term which has no recognized meaning under Singapore law) in relation to the ordinary shares to be issued means that holders of such ordinary shares, having fully paid up all amounts due on such ordinary shares (if any), are under no further personal liability to make payments to the Company or its creditors or contribute to the assets or liabilities of the Company in their capacities purely as holders of such ordinary shares. “Maximum Conversion Rate” means, with respect to the First Lien Notes, the Conversion Rate (as defined in the Amended First Lien Indenture) plus the maximum increase thereto in connection with a Make-Whole Event (as defined in the Amended First Lien Indenture).

2.6 Regulatory and Other Authorizations. None of the execution, delivery or performance of this Agreement by the Company, the issuance of the Additional Existing First Lien Notes or the consummation by the Company of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any U.S. or foreign governmental authority by the Company or any subsidiary of the Company or any of their respective properties or assets.

2.7 Accuracy of Public Disclosure. The Public Filings, at the time they were filed or furnished with the Commission, complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as applicable, and, when considered together with any amendment or supplement thereto (if applicable), did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.8 Security Documents. Each of the Existing Security Documents was duly authorized by the Company and/or the applicable Guarantor, as appropriate, and constitutes a legal and binding agreement of the Company and/or the applicable Guarantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Each of the Additional Security Documents to be executed and delivered at the Closing has been duly authorized by the Company and/or MSPL, as appropriate, and, when executed and delivered by the Company and/or MSPL, will constitute a legal and binding agreement of the Company and/or MSPL in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Existing Security Documents create, and the Additional Security Documents, when executed and delivered pursuant to the terms of the Amended First Lien Indenture, will create, in favor of the Trustee and the Collateral Trustee for the benefit of the holders of the First Lien Notes, valid and enforceable security interests in and liens on the Collateral. The Existing Security Documents create, and, upon the completion of the requisite registrations, recordings, notations and filings, or execution of the requisite control agreements, as applicable, in the relevant jurisdictions and subject to applicable law, the Additional Security Documents, will create, in each case as further described in the relevant Security Documents, to the extent required by the terms of the relevant Security Documents, in favor of the Trustee and the Collateral Trustee for the benefit of the holders of the First Lien Notes, perfected security interests and liens in the relevant Collateral.

2.9 Capitalization. Except for the 54,876,005 ordinary shares issued and outstanding as of the date of this Agreement, there are no other securities of any class or series in the capital of the Company outstanding. Except as set forth in Schedule 2.9 hereto, there are no options, warrants, convertible securities or other rights, agreements or commitments requiring or which may require the issuance or sale by the Company or any of its subsidiaries of any securities of the Company, the Guarantors, or any of their respective subsidiaries, save for the automatic annual increase mechanism equal to five and a half percent in fiscal 2024 and three percent for each fiscal year thereafter, of the number of outstanding Ordinary Shares on the last day of the immediately preceding fiscal year or by such number determined by the board of directors (the “Board”) of the Company.

2.10 Brokers or Finders. Except as set forth in Schedule 2.10 hereto, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Additional Existing First Lien Notes contemplated by this Agreement.

2.11 Private Placement. Assuming the accuracy of the representations, warranties and covenants of the Investor set forth in Section 3 of this Agreement, no registration under the Securities Act, or any state securities laws is required for the offer and sale of the Additional Existing First Lien Notes by the Company to the Investor under this Agreement. Neither the Company nor any person on its behalf has offered or sold the Additional Existing First Lien Notes by any form of general solicitation or general advertising or directed selling efforts.

2.12 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company, the Guarantors, or any of their respective subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company, the Guarantors, or their respective subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company, the Guarantors, or their respective subsidiaries is a party or by which the Company, the Guarantors, or their respective subsidiaries is bound or to which any of the Company’s, the Guarantors’ or their respective subsidiaries’ assets are subject, in each case of the foregoing, except in such a manner that would not materially and adversely affect the Company’s or the Guarantors’ ability to consummate the transactions contemplated hereby or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.13 Anti-Corruption. From May 30, 2019 through August 26, 2020 (the “Spin-Off Date”), to the knowledge of the Company, and since the Spin-Off Date, neither the Company, the Guarantors nor any of their respective subsidiaries, nor any director or officer of the Company, the Guarantors, or any of their respective subsidiaries nor, to the knowledge of the Company, any employee, agent or affiliate acting on behalf of the Company, the Guarantors, or any of their respective subsidiaries has (i) received, made, offered, promised or authorized any unlawful payment, contribution, property, gift, entertainment or other unlawful expense (or taken any act in furtherance thereof); or (ii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder, the Bribery Act 2010 of the United Kingdom, the Prevention of Corruption Act 1960 of Singapore, the Corruption, Drug Trafficking and Other Serious Crime (Confiscation of Benefits) Act 1992 or any other applicable anti-corruption, anti-bribery or related law, statute or regulation (collectively, “Anti-Corruption Laws”). Except as set forth in Schedule 2.13 hereto, from May 30, 2019 through the Spin-Off Date, to the knowledge of the Company, and since the Spin-Off Date, neither the Company, the Guarantors, any of their respective subsidiaries or affiliates, nor, to the knowledge of the Company, persons acting on their behalf have received any notice or communication from any person that alleges, or been involved in any internal investigation involving any allegations relating to, a potential violation of any Anti-Corruption Laws. From May 30, 2019 through the Spin-Off Date, to the knowledge of the Company, and since the Spin-Off Date, the Company, the Guarantors, and their respective subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

2.14 International Trade Laws. Neither the Company, the Guarantors, nor any of their respective subsidiaries, nor any director or officer of the Company, the Guarantors, or any of their respective subsidiaries nor, to the knowledge of the Company, any employee, agent, or affiliate acting on behalf of the Company, the Guarantors, or any of their respective subsidiaries is (i) currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person,” the European Union, His Majesty’s Treasury of the United Kingdom, or the United Nations Security Council (collectively, “Sanctions”), (ii) located, organized, or resident in a country or territory that is the subject or target of territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, Kherson, Luhansk, and Zaporizhzhia regions of Ukraine) (a “Sanctioned Jurisdiction”) or (iii) majority owned or controlled by any person or persons described in the foregoing clauses (i) and (ii); neither the Company, the Guarantors, nor any of their respective subsidiaries is engaged in, or has, at any time from April 24, 2019 through the Spin-Off Date, to the knowledge of the Company, or since the Spin-Off Date, engaged in, any dealings or transactions with or involving any individual or entity that was or is, as applicable, at the time of such dealing or transaction, the subject or target of comprehensive Sanctions or with any Sanctioned Jurisdiction, in violation of Sanctions; the Company, the Guarantors, and their respective subsidiaries are, and at all times from May 30, 2019 through the Spin-Off Date, to the knowledge of the Company, and since the Spin-Off Date have been, in compliance with (i) applicable U.S. export control laws (the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws); (ii) laws pertaining to imports and customs, including those administered by Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iii) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (iv) export, import and customs laws of other countries in which the Company or its subsidiaries has conducted and/or currently conducts business (together with Sanctions, “International Trade Laws”); except as set forth in Schedule 2.14 hereto, from May 30, 2019 through the Spin-Off Date, to the knowledge of the Company, and since the Spin-Off Date, neither the Company, the Guarantors nor their respective subsidiaries has received notice of any action, suit, proceeding or investigation against it with respect to International Trade Laws from a U.S. or foreign governmental authority; the Company, the Guarantors, and their respective subsidiaries have instituted, and maintain, policies and procedures designed to promote and achieve continued compliance with International Trade Laws.

2.15 Intellectual Property. The Company, the Guarantors, and each of their respective subsidiaries (i) own or otherwise possess adequate rights to use all material patents, trademarks, service marks, trade names, and copyrights, and in each case whether or not registered or published, all registrations, applications, extensions and renewals of any of the foregoing, domain names, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures and other intellectual property) (collectively, “Intellectual Property”) necessary for the conduct of their respective businesses as described in the Public Filings, (ii) do not, to the knowledge of the Company, through the conduct of their respective businesses, infringe, misappropriate, or otherwise violate any such Intellectual Property rights of others, and (iii) have not received any written notice of any claim of infringement, misappropriation, or other violation of such Intellectual Property rights of others, except, with respect to each of (i) through (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.16 Environmental Laws. Except as described in the Public Filings, the Company, the Guarantors, and each of their respective subsidiaries (i) are in compliance with all laws, regulations, ordinances, rules, orders, judgments, decrees or other legal requirements of any governmental authority, including without limitation any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety (as it relates to exposure to hazardous or toxic substances or wastes), the environment, or natural resources, or to the use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits, authorizations and approvals required by Environmental Laws to conduct their respective businesses, and (ii) have not received notice or otherwise have knowledge of any actual or alleged violation of Environmental Laws, or of any actual or potential liability for or other obligation concerning the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of clause (i) or (ii) where such non-compliance, violation, liability, or other obligation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3. Representations and Warranties of the Investor. The Investor hereby represents and warrants that as of the date hereof and as of the date of the Closing:

3.1 Organization, Good Standing and Qualification. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2 Authorization. The Investor has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Purchase Entirely for Own Account. The Investor hereby confirms that the Additional Existing First Lien Notes to be received by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except as permitted by applicable federal or state securities laws. The Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Additional Existing First Lien Notes.

3.4 Disclosure of Information. The Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Additional Existing First Lien Notes. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Additional Existing First Lien Notes and the business, assets, financial condition and prospects of the Company.

3.5 Investment Experience. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and the Additional Existing First Lien Notes (and has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision) and is aware that there could be substantial risks incident to the purchase of the Additional Existing First Lien Notes.

3.6 Accredited Investor. The Investor is and as of the Closing will be an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, and the Securities and Futures Act 2001 of Singapore (“SFA”) for the time being, and qualifies as such under the category of an “accredited investor”. To the extent that the Investor qualifies under the category of “accredited investor”, the Investor represents, warrants and covenants that the Investor (i) desires and confirms its election to be treated as an “accredited investor” for the duration of its investment; (ii) has a high degree of financial knowledge, experience and sophistication; and (iii) understands and accepts that the Company is exempt from complying with regulatory safeguards as a result of the Investor’s status as an “accredited investor”. The Investor undertakes to inform the Company immediately if there is any change in such status, and to provide documentary evidence and assurance of such status, including financial statements and income statements, as the Company may from time to time request

3.7 Brokers or Finders. The Investor has not engaged any brokers, finders or agents, such that the Company will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

3.8 Restricted Securities. The Investor understands that the Additional Existing First Lien Notes and the ordinary shares that may be issued upon conversion of the Additional Existing First Lien Notes will be characterized as “restricted securities” under U.S. federal securities laws in as much as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.9 Legends.

The Investor understands that the Additional Existing First Lien Notes may bear the following legend:

“THE OFFER AND SALE OF THIS NOTE AND THE ORDINARY SHARES, IF ANY, ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A) TO THE COMPANY, ITS PARENT OR ANY SUBSIDIARY THEREOF;

(B) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT;

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR

(E) PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT,

BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (C), (D) OR (E) ABOVE, THE COMPANY, THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

The Investor further understands that the ordinary shares that may be issued upon conversion of the Additional Existing First Lien Notes bearing the applicable legend as described above will bear or be subject to a legend that imposes substantially the same restrictions on such ordinary shares as the legends described above.

4. Covenants of the Company

4.1 Use of Proceeds. The Company will use the proceeds from the sale of the Additional Existing First Lien Notes for general corporate purposes, as approved by the Board.

4.2 Exchange for Global Notes. The Company, upon request from the Investor to exchange the First Lien Notes into global notes in accordance with the terms and procedures of the Amended First Lien Indenture and, subject to the Investor’s compliance with Section 5.2 below, shall use commercially best efforts to assist the Investor and the Trustee to make any global notes representing the First Lien Notes held by the Investor eligible for clearance and settlement with the Depository Trust Company (“DTC”) or its designated custodian.

5. Covenants of the Investor

5.1 Exchange for Global Notes. The Investor agrees to not request the Company to exchange the Additional Existing First Lien Notes into global notes on or prior to the date that is 90 days after the date of the Closing, and to cooperate in good faith with the Company and/or any agent appointed by the Company in making any global notes representing the Amended Existing First Lien Notes held by the Investor eligible for clearance and settlement with DTC or its designated custodian, including but not limited to promptly providing such information and/or documents to the Company and/or any agent appointed by the Company as may be required for the purposes of making such global note eligible for clearance and settlement with DTC or its designated custodian. The Investor hereby consents to the disclosure of any term sheet or definitive agreements relating to the issuance and sale of the Additional Existing First Lien Notes to CUSIP Global Services and DTC for such purposes.

6. Conditions to Closing. Subject to the delivery of the Closing Notice, the obligations of the Investor and the Company, as applicable, under Section 1 of this Agreement with respect to the purchase and sale of the Additional Existing First Lien Notes at the Closing are subject to the fulfillment (or waiver by the Investor or the Company, as applicable) on or before the date of Closing of each of the applicable conditions set forth in Exhibit B hereto.

7. Termination. This Agreement shall terminate upon the earliest to occur, if any, of: (a) with respect to the rights and obligations of the Company and the Investor, as applicable to each other, at any time upon the written consent of the Company and the Investor, (b) August 30, 2024, if the Closing has not occurred on or prior to such date, unless the Company and the Investor have agreed in writing otherwise or (c) the date on which the Company and the Investor have entered into a definitive agreement related to new senior secured debt financing to be provided by the Investor to the Company (including but not limited to through the issuance of new convertible senior secured debt securities of the Company) in an aggregate principal amount of approximately US$97,500,000 (including the principal amount of any Additional Existing First Lien Notes that are “rolled up” into such new senior secured debt financing) and such senior secured debt financing has been consummated.

8. Miscellaneous.

8.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Investor or the Company.

8.2 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party without the prior written consent of the other party; provided, however, the rights, duties and obligations of the Investor hereunder may be assigned to the affiliates of the Investor; provided that the Investor shall notify the Company of such assignment at least three business days prior to the Closing, and such affiliates of the Investor agree in writing with the Company to be bound by the terms and conditions of this Agreement. Any attempt by a party without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in a manner that is not permitted by the foregoing sentence to be made without such permission shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to principles of conflicts of law.

8.4 Submission to Jurisdiction.

(a) Each of the Company, the Guarantors and the Investor irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan, The City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Company, the Guarantors and the Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that any of the Company, the Guarantors and the Investor has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, each of the Company, the Guarantors and the Investor irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

(b) Each of the Company and the Guarantors hereby agrees to irrevocably designate and appoint Corporation Service Company, as its agent for service of process (together with any successor appointment below, the “Company Process Agent”) on or before the date of this Agreement in any suit, action or proceeding described in the preceding paragraph and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such then current Company Process Agent and such service shall be deemed in every respect effective service of process upon the Company and the Guarantors in any such suit or proceeding. Each of the Company and the Guarantors waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Each of the Company and the Guarantors represents and warrants that such agent has agreed to act as the Company’s and the Guarantors’ agent for service of process, as the case may be, and each of the Company and the Guarantors agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

(c) The Investor hereby agrees to irrevocably designate and appoint Corporation Service Company, as its agent for service of process (together with any successor appointment below, the “Investor Process Agent”) on or before the date of this Agreement in any suit, action or proceeding described in the preceding paragraph and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such then current Investor Process Agent and such service shall be deemed in every respect effective service of process upon the Investor in any such suit or proceeding. The Investor waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Investor represents and warrants that such agent has agreed to act as the Investor’s agent for service of process, as the case may be, and the Investor agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

8.5 Acknowledgement of DBTCA’s and DBHK’s Roles. Each party to this agreement agrees and acknowledges that each of Deutsche Bank Trust Company Americas (“DBTCA”), in each of its capacities, including but not limited to Trustee, registrar, paying agent, conversion agent and settlement agent with respect to the First Lien Notes , and DB Trustees (Hong Kong) Limited (“DBHK”), as Collateral Trustee, as such roles are defined in the Amended First Lien Indenture and the related settlement agent agreement relating to the settlement of certain of the Notes with the Depositary, has not participated in the preparation of this Agreement and assumes no responsibility for its content. Neither DBTCA nor DBHK shall be responsible for and makes no representation or warranty, express or implied, as to the validity or adequacy of this Agreement or any other transaction document and assumes no responsibility for the accuracy or completeness of any information concerning the First Lien Notes, the Company, the Guarantors the Investor or any other party referenced herein, nor shall it be responsible for any statement of the Company and the Guarantors in any document in connection with the sale of the First Lien Notes or in the First Lien Notes other than the Trustee’s certificate of authentication. Neither DBTCA nor DBHK shall be accountable for the Company’s use of the proceeds from the Additional Existing First Lien Notes and has no obligation with respect to the creditworthiness or credit quality of the Company, the Guarantors or the First Lien Notes. Neither DBTCA’s or DBHK’s participation in the settlement of the Additional Existing First Lien Notes constitutes any statement as to the creditworthiness or credit quality of either the Company, the Guarantors or the First Lien Notes. Neither DBTCA or DBHK is providing investment advice whatsoever to the Investor with respect to the sale of the Additional Existing First Lien Notes and is only acting with respect to the sale of the Additional Existing First Lien Notes in their respective capacity as Trustee, registrar, paying agent, conversion agent and settlement agent with respect to the First Lien Notes or Collateral Trustee. Neither DBTCA or DBHK is making any representation to the Investor regarding the legality of an investment by the Investor under appropriate investment or similar laws. The Investor should consult with its own advisors as to legal, tax, business, financial and related aspects of a purchase of the Additional Existing First Lien Notes.

8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a)	if to the Investor:

Zhonghuan Singapore Investment and Development Pte. Ltd.
c/o TCL Zhonghuan Renewable Energy Technology Co., Ltd.
No. 10 South Haitai Road, Huayuan Industrial Park,
Xiqing District, Tianjin, China
Attention: REN Wei (Head of Investment Dept.); XIA Leon (Head of Legal Dept.)
Email: renwei@tjsemi.com; leon.xia@tjsemi.com
Tel +86 22 23789766
Fax: +86 22 23788321

with copies (which shall not constitute notice) to:

Paul Hastings, LLP
200 Park Avenue
New York, NY 10166
Attention: Chris Guhin, Esq.; Jeffrey Lowenthal, Esq.
Email: chrisguhin@paulhastings.com;
jefflowenthal@paulhastings.com

(b)	if to the Company or any of the Guarantors:

Maxeon Solar Technologies, Ltd.
8 Marina Boulevard #05-02
Marina Bay Financial Center, 018981
Singapore
Attention: Lindsey Wiedmann, Chief Legal Officer
Email: lindsey.wiedmann@maxeon.com

with copies (which shall not constitute notice) to:

White & Case
16th floor, York House, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Jessica Zhou; Kaya Proudian
Email: jessica.zhou@whitecase.com; kproudian@whitecase.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via an internationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

8.8 Expenses. The Company hereby agrees to pay, or reimburse the Investor for, the Investor’s reasonable and documented expenses incurred in connection with the preparation of, documentation of and the entry into the transactions contemplated by this Agreement, including the reasonable and documented fees and expenses of its legal counsel (including no more than one legal counsel in each relevant jurisdiction).

8.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

8.10 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein. Notwithstanding the forgoing, nothing in this Agreement shall impair or restrict the Investor’s rights as a shareholder of the Company under the Shareholders Agreement or any other agreement with the Company.

8.12 Specific Performance. The parties to this Agreement hereby acknowledge and agree that the Company would be irreparably injured by a breach of this Agreement by the Investor, and the Investor would be irreparably injured by a breach of this Agreement by the Company, and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the aggrieved party in the event that this agreement is breached. Therefore, each of the parties to this Agreement agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the aggrieved party as a remedy for any such breach, without proof of actual damages, and the parties to this Agreement further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or in equity to the aggrieved party.

8.13 Conditions Precedent to Effectiveness. This Agreement shall only become effective vis-à-vis SunPower Systems Sàrl on the date a written confirmation (e.g., a countersigned tax ruling) is obtained from the Swiss Federal Tax Administration confirming that the use of proceeds of the Additional Existing First Lien Notes is permitted, in each case without payments in respect of the Additional Existing First Lien Notes becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland or on the date the Collateral Trustee waives this condition.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Convertible Notes Purchase Agreement as of the date first above written.

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Authorized Signatory

SUNPOWER CORPORATION LIMITED, as a Guarantor

By:	/s/ Peter Aschenbrenner
Name:	Peter Aschenbrenner
Title:	Director

SUNPOWER ENERGY CORPORATION LIMITED, as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Director

SUNPOWER SYSTEMS INTERNATIONAL LIMITED, as a Guarantor

By:	/s/ Peter Aschenbrenner
Name:	Peter Aschenbrenner
Title:	Director

SUNPOWER MANUFACTURING CORPORATION LIMITED, as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Director

[Signature Page to Convertible Notes Purchase Agreement]

MAXEON ROOSTER HOLDCO, LTD., as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Director

MAXEON SOLAR PTE. LTD., as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Director

SUNPOWER BERMUDA HOLDINGS, as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Director

SUNPOWER TECHNOLOGY LTD., as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Authorized Signatory

SUNPOWER PHILIPPINES MANUFACTURING LTD., as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Authorized Signatory

[Signature Page to Convertible Notes Purchase Agreement]

ROOSTER BERMUDA DRE, LLC, as a Guarantor

By: Maxeon Rooster HoldCo, Ltd., its sole member

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Authorized Signatory

SUNPOWER SYSTEMS SÀRL, as a Guarantor

By:	/s/ Kai Strohbecke
Name:	Kai Strohbecke
Title:	Authorized Signatory

[Signature Page to Convertible Notes Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Notes Purchase Agreement as of the date first above written.

INVESTOR

ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD.

By:	/s/ Qin Shilong
Name:	Qin Shilong
Title:	Director

[Signature Page to Convertible Notes Purchase Agreement]

EXHIBIT A

Wire Instructions

EXHIBIT B

Funding Conditions

1.
The Supplemental Indenture shall have been duly executed and delivered by a duly authorized officer of each party thereto, and the Additional Existing First Lien Notes shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

2.
The representations and warranties of the Company and the Guarantors set forth in Section 2 of this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing.

3.
The Company and the Guarantors shall have performed, satisfied and complied in all material respects (A) with the covenants, agreements and conditions required by this Agreement or the Amended Indenture to be performed, satisfied or complied with by the Company and the Guarantors at or prior to the Closing and (B) the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company and the Guarantors at or prior to the Closing Date pursuant to any other agreement then in effect between the Company or a Guarantor and the Investor or any affiliate of the Investor.

4.
The Company and the Guarantors shall have delivered to the Investor duly executed legal opinions from outside counsel reasonably requested by the Investor in form and substance satisfactory to the Investor.

5.
The Investor shall have received conformed counterparts of the Additional Security Documents that shall have been executed and delivered by duly authorized officers of each party thereto, in form and substance reasonably satisfactory to the Investor.

6.
(i) The Confirmatory Deed of Share Charge by and between the Company and the Collateral Trustee and (ii) the Confirmatory Deed of Debenture by and between Sunpower Systems International Limited shall have been duly executed and delivered by each party thereto.

7.
No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Investor of the Additional Existing First Lien Notes.